Exhibit 99.1

Meridian Corporation Reports 2Q 2021 Net Income of $8.3 Million, or $1.33 Per Diluted Share and Declares Quarterly Cash Dividend of $0.125 Per Share.

MALVERN, Pa., July 26, 2021 — Meridian Corporation (Nasdaq: MRBK) today reported:

	2021	2021	2020	2020	2020
(Dollars in thousands, except per share data)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Income:
Net income	$8,258	$10,170	$8,997	$9,212	$5,713
Diluted earnings per common share	$1.33	$1.65	$1.48	$1.51	$0.94
Pre-tax, pre-provision income (1)	$10,898	$13,905	$13,040	$15,941	$9,034
Pre-tax, pre-provision income - Bank (1)	$7,811	$7,891	$6,294	$6,531	$4,908
(1) See Non-GAAP reconciliation in the Appendix

Christopher J. Annas, Chairman and CEO commented “Meridian achieved strong quarterly earnings, generating revenues of $39.2 million and earning $8.3 million or $1.33 per diluted share. Annualized ROE and ROA were 22.61% and 1.92%, respectively. The bank segment contributed 72% of the consolidated pre-tax pre-provision income, and commercial loan growth (excluding PPP loans and loans held for sale) was 17% annualized, as new additions to our lending staff coupled with market disruption produced strong results.”

Mr. Annas added, “In the current quarter we achieved record levels of SBA net loan sales revenue of $1.5 million and wealth management revenue of $1.2 million. The mortgage segment added $19.5 million in revenue with $2.7 million in pre-tax income as the originations shift from refinancing to purchase loans. This mortgage revenue number is down from 2Q2020, affected by a lack of homes for sale and a slower refinance rate. We manage the business for profitability, not scale, and see similar market conditions for the rest of 2021. ”

Income Statement Highlights

Second quarter 2021 compared with first quarter 2021:

●	Net income was $8.3 million, a decrease of $1.9 million, or 18.8%, driven by a lower level of non-interest income.
●	The return on average equity (“ROE”) and return on average assets (“ROA”) were 22.61% and 1.92%, respectively, for the second quarter 2021, compared to 30.06% and 2.43%, respectively, for the first quarter 2021.
●	Net interest income increased $292 thousand or 1.9%, driven by quarter over quarter increases in interest income on small business loans, commercial real estate loans and leases, combined with a $226 thousand decrease in interest expense.
●	Non-interest income decreased $5.3 million or 19.7%, driven by a $4.6 million, or 19.2% decline in mortgage banking net revenue, reflecting a decline of 15% in mortgage loan originations which is consistent with the market. Partially offsetting this decline was record revenue for:
o	SBA net loan sale revenue was $1.5 million, up $245 thousand, or 19.7%, as the volume of SBA 7 (a) loan sales increased from the prior quarter.
o	Wealth management revenue was $1.2 million, up $27 thousand, or 2.4%, due to assets under management that grew to $1 billion for the first time in Meridian Wealth Partners’ history.
●	Provision for loan losses was $96 thousand compared to the first quarter 2021 provision for loan losses of $599 thousand, a decline of 84.0%.

●	Non-interest expenses decreased $2.0 million, or 7.1%, driven by a decrease in salaries and benefits, largely related to variable compensation in the mortgage segment.
●	On July 22, 2021, the Board of Directors declared a quarterly cash dividend of $0.125 per common share, payable August 16, 2021, to shareholders of record as of August 9, 2021.

Balance Sheet Highlights

June 30, 2021 compared to March 31, 2021:

●	Total assets decreased $35.0 million, or 2.0%, to $1.7 billion as of June 30, 2021.
●	Total loans, net of allowance, increased $8.2 million, or 1.0%, to $1.3 billion as of June 30, 2021. Portfolio loans increased $48.9 million, or 4.4% over this period, while SBA Paycheck Protection Program (“PPP”) loans declined $40.7 million over this period. The $40.7 million was comprised of $60.4 million in forgiven PPP loans, while $19.7 million related to newly originated PPP loans.
●	As of June 30, 2021, we have assisted borrowers with the forgiveness of approximately 690 PPP “round 1” loans totaling approximately $173.4 million, while at the same time helping borrowers to secure approximately 435 PPP “round 2” loans totaling approximately $92.6 million.
●	Mortgage loans held for sale decreased $37.9 million, or 22.3%, to $132.3 million as of June 30, 2021.
●	Total deposits grew $29.7 million, or 2.1%, to $1.4 billion as of June 30, 2021.
●	Non-interest bearing deposits grew $4.0 million, or 1.6%, to $261.8 million as of June 30, 2021.
●	Borrowings from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) were $36.3 million as of June 30, 2021, a decrease of $74.3 million, or 67.1% from March 31, 2021.

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2021	2021	2020	2020	2020
(Dollars in thousands, except per share data)	June 30	March 31	December 31	September 30	June 30
Income:
Net income - consolidated	$8,258	$10,170	$8,997	$9,212	$5,713
Basic earnings per common share	$1.37	$1.70	$1.50	$1.51	$0.94
Diluted earnings per common share	$1.33	$1.65	$1.48	$1.51	$0.94
Net interest income - consolidated	$15,412	$15,120	$15,018	$12,715	$11,597

	At the Quarter Ended (Unaudited)
	2021	2021	2020	2020	2020
	June 30	March 31	December 31	September 30	June 30
Balance Sheet:
Total assets	$1,709,010	$1,743,977	$1,720,197	$1,758,648	$1,579,083
Loans, net of fees and costs	1,362,750	1,354,551	1,284,764	1,306,846	1,262,968
Total deposits	1,413,280	1,383,590	1,241,335	1,209,024	1,166,697
Non-interest bearing deposits	261,806	257,730	203,843	193,851	214,367
Stockholders' Equity	152,885	143,505	141,622	131,832	125,518

	At the Quarter Ended (Unaudited)
	2021	2021	2020	2020	2020
	June 30	March 31	December 31	September 30	June 30
Balance Sheet (Average Balances):
Total assets	$1,723,421	$1,694,961	$1,709,298	$1,598,307	$1,477,120
Total interest earning assets	1,678,721	1,654,791	1,671,164	1,558,660	1,431,493
Loans, net of fees and costs	1,345,672	1,296,242	1,281,390	1,275,046	1,194,197
Total deposits	1,385,250	1,307,280	1,239,810	1,180,333	1,155,690
Non-interest bearing deposits	255,964	234,030	207,204	193,020	223,253
Stockholders' Equity	146,497	137,189	129,292	125,053	119,937

	At the Quarter Ended (Unaudited)
	2021	2021	2020	2020	2020
	June 30	March 31	December 31	September 30	June 30
Performance Ratios:
Return on average assets - consolidated	1.92%	2.43%	2.09%	2.29%	1.56%
Return on average equity - consolidated	22.61%	30.06%	27.68%	29.30%	19.16%

Income Statement Summary

Second Quarter 2021 Compared to First Quarter 2021

Net income was $8.3 million, or $1.33 per diluted share, for the second quarter of 2021 compared to net income of $10.2 million, or $1.65 per diluted share, for the first quarter of 2021. The $1.9 million decrease quarter-over-quarter was due largely to the slowdown in mortgage banking activity, which reduced non-interest income by $5.3 million. Non-interest expense decreased $2.0 million and the provision for loan losses decreased $503 thousand, partially offsetting the decline.

Net interest income increased $292 thousand, or 1.9%, to $15.4 million from $15.1 million for the first quarter of 2021. Growth for the second quarter of 2021 was due largely to a $23.9 million increase in average interest earnings assets over this period, combined with a $1.7 million reduction of average interest bearing liabilities. The increase in average interest earning assets over this period was the result of an increase in SBA loans, commercial real estate loans and lease financings. The cost of deposits contributed significantly to the growth in net interest income as it declined 9 basis points over the prior quarter. The net interest margin was 3.70% for the second quarter of 2021 compared to 3.72% for the first quarter of 2021. The net interest margin, excluding the impact from PPP, improved 11 basis points to 3.75% for the second quarter 2021 from 3.64% for the first quarter of 2021. A reconciliation of this non-GAAP measure is included in the Appendix.

The provision for loan losses was $96 thousand for the second quarter of 2021, compared to $599 thousand for the first quarter of 2021. The decline in the provision was due to our assessment that improvements in certain financial and economic factors reflected favorably in our valuation of the allowance for loan losses as of June 30, 2021 and largely offset the provisioning due to loan growth.

Total non-interest income for the second quarter of 2021 was $21.7 million, down $5.3 million or 19.7%, from the first quarter of 2021. This decrease came primarily from our mortgage segment as mortgage banking net revenue decreased $4.6 million or 19.2% over the first quarter of 2021. The decrease was due to lower levels of mortgage loan originations when comparing the second quarter to the first quarter of 2021. Our mortgage segment originated $616.6 million in loans during the three months ended June 30, 2021, a decrease of $109.4 million, or 15.1%, from the prior quarter. Refinance activity represented 44% of the total residential mortgage loans originated for the second quarter of 2021, compared to 64% for the first quarter of 2021. The fair value of derivative instruments and loans held for sale increased a combined $3.9 million during the second quarter of 2021 compared to the first quarter of 2021, while there was a $674 thousand loss on hedging activity for the second quarter of 2021, compared to a $4.3 million gain on hedging activity for the first quarter of 2021.

Wealth management revenue increased $27 thousand, or 2.4%, quarter-over-quarter due to the more favorable market conditions that existed in the second quarter of 2021, compared to the first quarter of 2021. Due to these favorable market conditions, combined with customer growth, assets under management grew above $1 billion for the first time in the history of our Meridian Wealth Partners segment. Wealth management revenue is largely based on the valuation of assets under management measured at the end of the prior quarter, therefore this revenue for the second quarter was impacted by the rebound of the financial markets at the end of the first quarter.

Net revenue from the sale of SBA 7(a) loans was up $245 thousand from the first quarter of 2021 as the value of loans sold increased to $13.5 million in the second quarter of 2021 compared to $13.0 million in loans sold in the first quarter of 2021.

Total non-interest expense for the second quarter of 2021 was $26.2 million, down $2.0 million or 7.1%, from the first quarter of 2021. Total salaries and employee benefits expense was $20.2 million, a net decrease of $1.9 million or 8.7%, compared to the first quarter of 2021. Of this decrease, $2.2 million related to the mortgage segment, which recognizes variable compensation based on originations. Salary and employee benefits were up $250 thousand for bank and wealth due to an increase in stock based compensation expense. Professional fees decreased $124 thousand or 13.2%, from the first quarter of 2021 due to the timing of certain year-end legal, consulting and audit costs in the first quarter of 2021 that were not repeated in the second quarter. Advertising and promotion expenses increased $136 thousand, or 17.3%, from the first quarter of 2021 as business development and community outreach efforts increased as COVID-19 restrictions continued to lessen and allow for more in person gatherings.

Second Quarter 2021 Compared to Second Quarter 2020

Net income was $8.3 million, or $1.33 per diluted share for the second quarter of 2021 compared to net income of $5.7 million, or $0.94 per diluted share, for the second quarter of 2020. The increase of $2.5 million, or 44.5%, was due largely to the increase in interest income on portfolio loans, combined with an increase in SBA loan sales and wealth management revenue, as well as an increase in mortgage banking activity.

Net interest income was $15.4 million, an increase of $3.8 million, or 32.9%, over net interest income for the second quarter of 2020. This net interest income growth reflects an increase in average interest earning assets of $247.2 million and an increase in the net interest margin of 43 basis points. The increase in net interest margin is a result of a 55 basis point decline in the cost of funds, despite a $196.8 million increase in average interest bearing deposits, and a slight decline of 4 basis points in the yield in average loan balances.

The provision for loan losses of $96 thousand for the second quarter of 2021 decreased $1.5 million, or 94.1%, from the provision for loan losses recorded for the second quarter of 2020. The second quarter 2020 provision was calculated at the time the COVID-19 pandemic was intensifying locally and nationally and was therefore impacted by qualitative provisioning for the economic uncertainty as a result of the pandemic, while the second quarter 2021 provision had less such impact as certain financial and economic indicators have improved period over period.

Total non-interest income for the second quarter of 2021 was $21.7 million, up $3.0 million or 16.3% from the comparable period in 2020. This overall increase in non-interest income came largely from our mortgage segment. Mortgage banking net revenue increased $2.7 million or 16.0% over the second quarter of 2020. The significant increase in second quarter 2021 came from increased levels of mortgage loan originations due to the expansion of the segment into Maryland as well as the favorable rate environment. Our mortgage segment originated $615.2 million in loans during the second quarter of 2021, an increase of $79.3 million, or 14.8%, from the second quarter of 2020. The fair value of derivative instruments and loans held for sale decreased a combined $3.9 million over the period. Net hedging activity improved as the net loss decreased $2.6 million to a net loss of $674 thousand for the second quarter of 2021.

Non-interest income from the sales of SBA 7(a) loans increased $852 thousand as $13.5 million in loans were sold in the second quarter of 2021 compared to $9.7 million in loans sold in the second quarter of 2020, an increase of nearly 40%. Wealth management revenue increased $310 thousand year-over-year due to the favorable market conditions discussed above. Other fee income was up $632 thousand or 147.7% from the second quarter of 2020, to $1.1 million, due to increases period over period in wire transfer fee income, title transfer fee income, and mortgage servicing fee income.

Total non-interest expense for the second quarter of 2021 was $26.2 million, up $5.0 million or 23.5%, from the comparable period in 2020. The increase in non-interest expense is largely attributable to an increase in salaries and employee benefits expense, which increased $4.0 million or 24.8%, from the comparable period in 2020. Of this increase, $2.5 million relates to the mortgage segment.

Advertising and promotion expense increased $316 thousand, or 52.2%, from the comparable period in 2020 as the result of an increase in the business development and community outreach efforts that our employees were more able to do in the second quarter of 2021 as the weather improved and COVID-19 restrictions continued to lessen and allow for more in person gatherings.

Other non-interest expenses were up $518 thousand, or 35.6%, from the comparable period in 2020, largely due to amortization expense on both mortgage and SBA loan servicing rights as these continue to grow as loan originations continued to grow in both portfolios.

Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020

Net income was $18.4 million, or $2.98 per diluted share, for the six months ended June 30, 2021 compared to net income of $8.2 million, or $1.32 per diluted share, for the six months ended June 30, 2020. The increase was due largely to the increase in net interest income of $9.3 million, combined with increased non-interest income of $20.9 million and a $2.5 million decrease in the provision for loan losses, partially offset by increases in non-interest expense and income taxes of $19.2 million and $3.2 million, respectively.

Net interest income increased $9.3 million, or 43.6%, to $30.5 million from $21.3 million, for the six months ended June 30, 2021. The growth in net interest income period over period reflects an increase in interest income of $6.1 million in addition to a favorable decrease in interest expense of $3.2 million. The increase in interest income was the result of an increase in PPP interest and fee income of $3.2 million as loans from round one are in the forgiveness phase. In addition, growth in portfolio loans, most notably commercial real estate loans and lease financings, contributed $2 million. Interest on loans held for sale contributed $896 thousand. The net interest margin increased to 3.71% for the six months ended June 30, 2021 from 3.37% for the six months ended June 30, 2020. The margin in 2020 was negatively impacted by the rapid decline in Fed fund rates as well as the effects of the PPP loan program.

The provision for loan losses was $695 thousand for the six months ended June 30, 2021, compared to a $3.2 million provision for the six months ended June 30, 2020. The decline in the provision period over period is the result of an improvement in the trend of certain financial and economic factors used in the allowance for loan losses that had been negatively impacted in 2020 due to the COVID-19 pandemic, which have since started to rebound as the economy continues to recover.

Total non-interest income for the six months ended June 30, 2021 was $48.8 million, up $20.9 million or 74.8%, from the six months ended June 30, 2020. This increase in non-interest income came primarily from our mortgage segment as mortgage banking net revenue increased $20.0 million or 84.7% over the prior year period. The significant increase in the current year period came from increased levels of mortgage loan originations due to both the expansion of the segment into Maryland as well as the favorable rate environment. Our mortgage segment originated $1.3 billion in loans during the six months ended June 30, 2021, an increase of $549.4 million, or 69.5%, from the prior year period. Refinance activity represented 55% of the total residential mortgage loans originated for the six months ended June 30, 2021, compared to 63% for the six months ended June 30, 2020. The changes in the mortgage pipeline as a result of the expansion and the refinance activity generated significant fair value changes in derivative instruments and loans held-for-sale. These fair value changes decreased non-interest income a combined $10.5 million during the six months ended June 30, 2021 compared to the six months ended June 30, 2020. These changes were offset by increases in net hedging gains of $8.3 million.

Wealth management revenue increased $411 thousand, or 21.9%, year-over-year due to the more favorable market conditions that existed in the six months ended June 30, 2021, compared to the prior year comparable period.

Income from the sales of SBA 7(a) loans increased $1.6 million, or 131.8%, from the prior year period, to $2.7 million, as the bank sold $6.6 million, or 33.2% more loans in the current year period. Other fee income was up $1.3 million or 147.9% for the six months ended June 30, 2021, from the six months ended June 30, 2020 due to increases in wire transfer fee income, title fee income, as well as an increase in income recorded on interest rate swaps entered into with several loan customers, and an increase in mortgage servicing fee income.

Total non-interest expense for the six months ended June 30, 2021 was $54.5 million, up $19.2 million or 54.3%, from the six months ended June 30, 2020. The increase is largely attributable to the variable expenses from loan originations overall, particularly mortgage commissions. Total salaries and employee benefits expense was $42.4 million, an increase of $16.3 million or 62.4%, compared to the six months ended June 30, 2020. Of this increase, $13.3 million relates to the mortgage segment as the number of employees in this segment have increased period over period.

Occupancy and equipment expense increased $275 thousand, or 13.4%, over the period due largely to the expansion of our physical office footprint into Maryland with 8 mortgage loan production offices having opened since early 2020. Professional fees were up $319 thousand, or 22.2%, over the period due to largely to a one-time consent fees related to the change in accountants early in 2021, not in 2020. This is combined with an increase in consulting fees as the bank continues to invest in various company-wide technology focused projects. Advertising and promotion expenses were up $493 thousand, or 40.6%, over the same period due to the improvements to the economy and a pull back on COVID-19 related restrictions that has allowed bank employees to spend more time in business development and community outreach capacity.

Balance Sheet Summary

As of June 30, 2021, total assets were $1.7 billion, a decrease of $11.2 million from December 31, 2020. Total assets increased $129.9 million, or 8.2%, from June 30, 2020 primarily due to strong loan growth.

Total loans, net of allowance, grew $76.0 million, or 6.0%, to $1.3 billion as of June 30, 2021, from $1.3 billion as of December 31, 2020. There was growth in several commercial categories from December 31, 2020, as we continue to expand our presence in the Philadelphia market region. Commercial real estate loans increased $44.2 million, or 8.8%, small business loans increased $25.8 million, or 51.7%, and lease financings increased $35.4 million, or 107.2%, as our Meridian Equipment Finance (“MEF”) leasing team continued their strong growth pattern after starting up in early 2020. Residential mortgage loans held for sale decreased $95.5 million, or 41.7%, to $133.7 million as of June 30, 2021, while PPP loans decreased $13.7 million, or 6.9%, over this period.

Deposits were $1.4 billion as of June 30, 2021, up $171.9 million, or 13.9%, from December 31, 2020. Non-interest bearing deposits increased $58.0 million, or 28.4%, from December 31, 2020. Interest-bearing checking accounts increased $51.4 million, or 24.9%, from December 31, 2020, while money market accounts/savings accounts increased $59.0 million, or 10.3% since December 31, 2020. Increases in core deposits were driven from loan customers as part of new business and municipal relationships and also as a result of the PPP loan process. Certificates of deposits increased $3.6 million, or 1.4%, from December 31, 2020.

Consolidated stockholders’ equity of the Corporation was $152.9 million, or 8.9% of total assets as of June 30, 2021, as compared to $141.6 million, or 8.2% of total assets as of December 31, 2020. The change in stockholders’ equity is the result of year-to-date net income of $18.4 million, partially offset by dividends of $7.8 million paid during the first six months of 2021. As of June 30, 2021, the Tier 1 leverage ratio was 8.97% for the Corporation and 11.28% for the Bank, the Tier 1 risk-based capital and common equity ratios were 10.16% for the Corporation and 12.80% for the Bank, and total risk-based capital was 14.23% for the Corporation and 14.18% for the Bank. Quarter-end numbers show a tangible common equity to tangible assets ratio (a non-GAAP measure) of 8.71% for the Corporation and 10.92% for the Bank. A reconciliation of this non-GAAP measure is included in the Appendix. Tangible book value per share was $24.06 as of June 30, 2021, compared with $22.55 as of March 31, 2021.

Asset Quality Summary

Asset quality remains strong despite the pressures that the COVID-19 pandemic has had on businesses and the economy locally and nationally. COVID-19 loan modifications provided to borrowers amounted to $29.0 million as of June 30, 2021, up slightly from $28.8 million as of March 31, 2021. Meridian realized net charge-offs of 0.01% of total average loans for the quarter ending June 30, 2021, slightly up from the quarter ended March 31, 2021. Total non-performing assets, including loans and other real estate property, were $8.2 million as of June 30, 2021, compared to $8.6 million as of March 31, 2021. The ratio of non-performing assets to total assets as of June 30, 2021 was 0.48% compared to 0.49% as of March 31, 2021. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure), was 1.58% as of June 30, 2021 and 1.65% as of March 31, 2021. PPP loans are excluded from calculation of this ratio as they are guaranteed by the SBA and therefore we have not provided for in the allowance for loan losses. A reconciliation of this non-GAAP measure is included in the Appendix.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through more than 20 office, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the current COVID-19 pandemic and government responses thereto, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

APPENDIX - FINANCIAL RATIOS

		Quarterly
	2021	2021	2020	2020	2020
(Dollars in thousands, except per share data)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Earnings and Per Share Data
Net income	$8,258	$10,170	$8,997	$9,212	$5,713
Basic earnings per common share	1.37	1.70	1.50	1.51	0.94
Diluted earnings per common share	1.33	1.65	1.48	1.51	0.94
Common shares outstanding	6,173	6,168	6,136	6,130	6,094

Performance Ratios
Return on average assets - consolidated	1.92%	2.43%	2.09%	2.29%	1.56%
Return on average equity - consolidated	22.61%	30.06%	27.68%	29.30%	19.16%
Net interest margin (TEY)	3.70%	3.72%	3.59%	3.26%	3.27%
Net interest margin (TEY, excluding PPP loans and borrowings) (1)	3.75%	3.64%	3.52%	3.47%	3.41%
Yield on earning assets (TEY)	4.20%	4.29%	4.28%	4.07%	4.24%
Yield on earning assets (TEY, excluding PPP loans) (1)	4.30%	4.26%	4.27%	4.39%	4.50%
Cost of funds	0.54%	0.62%	0.75%	0.86%	1.09%
Efficiency ratio	71%	67%	71%	62%	70%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.01%	0.00%	0.00%	0.01%	0.00%
Non-performing loans/Total loans	0.55%	0.56%	0.52%	0.52%	0.54%
Non-performing assets/Total assets	0.48%	0.49%	0.46%	0.45%	0.47%
Allowance for loan losses/Total loans held for investment	1.35%	1.36%	1.38%	1.27%	1.01%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.58%	1.65%	1.65%	1.59%	1.27%
Allowance for loan losses/Non-performing loans	224.63%	214.44%	224.04%	209.46%	170.59%

Capital Ratios
Book value per common share	$24.77	$23.27	$23.08	$21.51	$20.60
Tangible book value per common share	$24.06	$22.55	$22.35	$20.76	$19.84
Total equity/Total assets	8.95%	8.23%	8.23%	7.50%	7.95%
Tangible common equity/Tangible assets - Corporation (1)	8.71%	7.99%	7.99%	7.26%	7.68%
Tangible common equity/Tangible assets - Bank (1)	10.92%	10.22%	10.25%	9.51%	10.15%
Tier 1 leverage ratio - Corporation	8.97%	8.86%	8.96%	8.77%	8.70%
Tier 1 leverage ratio - Bank	11.28%	11.34%	11.54%	11.53%	11.55%
Common tier 1 risk-based capital ratio - Corporation	10.16%	9.90%	10.22%	9.97%	10.24%
Common tier 1 risk-based capital ratio - Bank	12.80%	12.66%	13.15%	13.09%	13.60%
Tier 1 risk-based capital ratio - Corporation	10.16%	9.90%	10.22%	9.97%	10.24%
Tier 1 risk-based capital ratio - Bank	12.80%	12.66%	13.15%	13.09%	13.60%
Total risk-based capital ratio - Corporation	14.23%	14.05%	14.55%	14.71%	14.91%
Total risk-based capital ratio - Bank	14.18%	14.03%	14.54%	14.75%	14.91%

(1)	Non-GAAP measure. See reconciliation in the Appendix.

	Statements of Income (Unaudited)		Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest Income
Interest and fees on loans	$16,839	$14,457	$33,662	$27,727
Investments and cash	678	598	1,307	1,122
Total interest income	17,517	15,055	34,969	28,849

Interest Expense
Deposits	1,368	2,575	2,934	5,829
Borrowings	737	883	1,502	1,757
Total interest expense	2,105	3,458	4,436	7,586

Net interest income	15,412	11,597	30,533	21,263
Provision for loan losses	96	1,631	695	3,183
Net interest income after provision for loan losses	15,316	9,966	29,838	18,080

Non-Interest Income
Mortgage banking income	19,467	16,788	43,567	23,583
Wealth management income	1,163	853	2,299	1,874
SBA income	1,490	638	2,735	1,180
Earnings on investment in life insurance	65	69	131	139
Net change in fair value of derivative instruments	(2,148)	2,364	(3,092)	3,318
Net change in fair value of loans held for sale	1,235	633	(2,632)	1,493
Net change in fair value of loans held for investment	41	143	(61)	81
Gain (loss) on hedging activity	(674)	(3,301)	3,587	(4,726)
Gain on sale of investment securities available-for-sale	—	55	48	55
Service charges	33	21	64	49
Other	1,060	428	2,134	866
Total non-interest income	21,732	18,691	48,780	27,912

Non-Interest Expenses
Salaries and employee benefits	20,213	16,198	42,352	26,082
Occupancy and equipment	1,175	1,127	2,326	2,051
Professional fees	816	770	1,756	1,437
Advertising and promotion	921	605	1,707	1,214
Data processing	520	456	1,136	800
Information technology	464	388	889	706
Pennsylvania bank shares tax	163	254	326	480
Other	1,974	1,456	4,018	2,548
Total non-interest expenses	26,246	21,254	54,510	35,318

Income before income taxes	10,802	7,403	24,108	10,674
Income tax expense	2,544	1,690	5,680	2,445
Net Income	$8,258	$5,713	$18,428	$8,229

Weighted-average basic shares outstanding	6,032	6,094	6,018	6,210
Basic earnings per common share	$1.37	$0.94	$3.06	$1.33

Adjusted weighted-average diluted shares outstanding	6,203	6,107	6,177	6,235
Diluted earnings per common share	$1.33	$0.94	$2.98	$1.32

	Statement of Condition (Unaudited)
(Dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Assets
Cash & cash equivalents	$26,902	$31,004	$36,744	$75,869	$46,741
Investment securities	149,366	141,654	131,103	110,936	104,712
Mortgage loans held for sale	132,348	170,248	229,199	225,150	117,691
Loans, net of fees and costs	1,362,750	1,354,551	1,284,764	1,306,846	1,262,968
Allowance for loan losses	(18,361)	(18,376)	(17,767)	(16,573)	(12,706)
Bank premises and equipment, net	8,160	8,080	7,777	8,065	8,284
Bank owned life insurance	12,269	12,204	12,138	12,069	11,999
Servicing assets	10,327	8,278	5,617	3,425	1,927
Goodwill and intangible assets	4,380	4,432	4,500	4,568	4,636
Other assets	20,869	31,902	26,122	28,293	32,831
Total Assets	$1,709,010	$1,743,977	$1,720,197	$1,758,648	$1,579,083

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$261,806	$257,730	$203,843	$193,851	$214,367
Interest bearing deposits
Interest checking	257,939	243,832	206,572	218,637	212,596
Money market / savings accounts	631,604	592,260	572,623	491,079	419,886
Certificates of deposit	261,931	289,768	258,297	305,457	319,848
Total interest bearing deposits	1,151,474	1,125,860	1,037,492	1,015,173	952,330
Total deposits	1,413,280	1,383,590	1,241,335	1,209,024	1,166,697
Borrowings	82,156	149,260	272,408	354,370	232,491
Subordinated debt	40,730	40,701	40,671	40,814	40,809
Other liabilities	19,959	26,921	24,161	22,608	13,568
Total Liabilities	1,556,125	1,600,472	1,578,575	1,626,816	1,453,565

Stockholders' Equity	152,885	143,505	141,622	131,832	125,518
Total Liabilities & Stockholders’ Equity	$1,709,010	$1,743,977	$1,720,197	$1,758,648	$1,579,083

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Interest income	$17,517	$17,451	$17,927	$15,880	$15,055
Interest expense	2,105	2,331	2,909	3,165	3,458
Net interest income	15,412	15,120	15,018	12,715	11,597
Provision for loan losses	96	599	1,163	3,956	1,631
Non-interest income	21,732	27,048	29,945	29,060	18,691
Non-interest expense	26,246	28,263	31,923	25,834	21,254
Income before income tax expense	10,802	13,306	11,877	11,985	7,403
Income tax expense	2,544	3,136	2,880	2,773	1,690
Net Income	$8,258	$10,170	$8,997	$9,212	$5,713

Weighted-average basic shares outstanding	6,032	6,000	5,982	6,099	6,094
Basic earnings per common share	$1.37	$1.70	$1.50	$1.51	$0.94

Adjusted weighted-average diluted shares outstanding	6,203	6,146	6,071	6,110	6,107
Diluted earnings per common share	$1.33	$1.65	$1.48	$1.51	$0.94

	Segment Information
	Three Months Ended June 30, 2021				Three Months Ended June 30, 2020
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$14,824	2	586	15,412	$11,101	(2)	498	11,597
Provision for loan losses	96	—	—	96	1,631	—	—	1,631
Net interest income after provision	14,728	2	586	15,316	9,470	(2)	498	9,966
Non-interest income	2,402	1,163	18,167	21,732	1,379	867	16,445	18,691
Non-interest expense	9,415	789	16,042	26,246	7,572	788	12,894	21,254
Income before income taxes	$7,715	376	2,711	10,802	$3,277	77	4,049	7,403

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Pre-tax, Pre-provision Reconciliation (Unaudited)
	2021	2021	2020	2020	2020
(Dollars in thousands)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Income before income tax expense	$10,802	$13,306	$11,877	$11,985	$7,403
Provision for loan losses	96	599	1,163	3,956	1,631
Pre-tax, pre-provision income	$10,898	$13,905	$13,040	$15,941	$9,034

	Pre-tax, Pre-provision Income by Segment (Unaudited)
	2021	2021	2020	2020	2020
(Dollars in thousands)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Bank	$7,811	$7,891	$6,294	$6,531	$4,908
Wealth	376	227	157	144	77
Mortgage	2,711	5,787	6,589	9,266	4,049
Pre-tax, pre-provision income	$10,898	$13,905	$13,040	$15,941	$9,034

	Reconciliation of PPP / PPPLF Impacted Yields (Unaudited)
	2021	2021	2020	2020	2020
	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Net interest margin (TEY)	3.70%	3.72%	3.59%	3.26%	3.27%
Impact of PPP loans and PPPLF borrowings	0.05%	(0.08)%	(0.07)%	0.21%	0.14%
Net interest margin (TEY, excluding PPP loans and PPPLF borrowings)	3.75%	3.64%	3.52%	3.47%	3.41%

Yield on earning assets (TEY)	4.20%	4.29%	4.28%	4.07%	4.24%
Impact of PPP loans	0.10%	(0.03)%	(0.01)%	0.32%	0.26%
Yield on earning assets (TEY, excluding PPP loans)	4.30%	4.26%	4.27%	4.39%	4.50%

	Reconciliation of Allowance for Loan Losses / Total loans (Unaudited)
	2021	2021	2020	2020	2020
	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Allowance for loan losses / Total loans held for investment	1.35%	1.36%	1.38%	1.27%	1.01%
Less: Impact of loans held for investment - fair valued	0.00%	0.00%	0.00%	0.00%	0.00%
Less: Impact of PPP loans	0.23%	0.29%	0.27%	0.32%	0.26%
Allowance for loan losses / Total loans held for investment (excl. loans at fair value and PPP loans)	1.58%	1.65%	1.65%	1.59%	1.27%

	Tangible Common Equity Ratio Reconciliation - Corporation (Unaudited)
	2021	2021	2020	2020	2020
(Dollars in thousands)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Total stockholders' equity	$152,885	$143,505	$141,622	$131,832	$125,518
Less:
Goodwill and intangible assets	(4,380)	(4,432)	(4,500)	(4,568)	(4,636)
Tangible common equity	$148,505	$139,073	$137,122	$127,264	$120,882

Total assets	$1,709,010	$1,743,977	$1,720,197	$1,758,648	$1,579,083
Less:
Goodwill and intangible assets	(4,380)	(4,432)	(4,500)	(4,568)	(4,636)
Tangible assets	$1,704,629	$1,739,544	$1,715,697	$1,754,080	$1,574,447
Tangible common equity ratio - Corporation	8.71%	7.99%	7.99%	7.26%	7.68%

	Tangible Common Equity Ratio Reconciliation - Bank (Unaudited)
	2021	2021	2020	2020	2020
(Dollars in thousands)	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Total stockholders' equity	$190,477	$182,171	$180,288	$171,298	$164,446
Less:
Goodwill and intangible assets	(4,380)	(4,432)	(4,500)	(4,568)	(4,636)
Tangible common equity	$186,097	$177,739	$175,788	$166,730	$159,810

Total assets	$1,709,006	$1,743,945	$1,720,166	$1,758,244	$1,579,083
Less:
Goodwill and intangible assets	(4,380)	(4,432)	(4,500)	(4,568)	(4,636)
Tangible assets	$1,704,626	$1,739,513	$1,715,666	$1,753,676	$1,574,447
Tangible common equity ratio - Bank	10.92%	10.22%	10.25%	9.51%	10.15%

	Tangible Book Value Reconciliation (Unaudited)
	2021	2021	2020	2020	2020
	2nd QTR	1st QTR	4th QTR	3rd QTR	2nd QTR
Book value per common share	$24.77	$23.27	$23.08	$21.51	$20.60
Less: Impact of goodwill and intangible assets	0.71	0.72	0.73	0.75	0.76
Tangible book value per common share	$24.06	$22.55	$22.35	$20.76	$19.84